UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2002

ADMIRALTY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24891	65-0405207

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 PGA Boulevard Palm Beach Gardens, Florida	33410

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 624-4701

Not applicable

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

     On August 29, 2002, Admiralty Bancorp, Inc. (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) with Royal Bank of Canada (“RBC”) and its wholly owned U.S. banking subsidiary, RBC Centura Banks, Inc. (“Centura”), whereby RBC and Centura agreed to acquire the Company by merging a newly formed subsidiary into the Company (the “Merger”). Pursuant to the Merger Agreement, all of the Company’s outstanding common stock will be exchanged for cash in the amount of $26.00 per share. The Merger Agreement also provides that each holder of an outstanding stock option of the Company will receive a cash payment, in cancellation of the option, equal to the excess of $26.00 per share over the per share exercise price of each option, multiplied by the number of shares of common stock underlying such option.

     The boards of directors of the Company, RBC and Centura have approved the Merger. Consummation of the Merger is subject to customary conditions, including the approval of the Merger by the Company’s stockholders and receipt of all required regulatory approvals. The Merger is currently expected to close in January 2003.

     Upon execution of the Merger Agreement, certain stockholders of the Company (all of whom are also directors of the Company) entered into agreements with RBC whereby each agreed to vote all shares beneficially owned by him in favor of the Merger. The stockholders entering into voting agreements with RBC beneficially own approximately 26% of the outstanding common stock of the Company (or approximately 32% of the Company’s common stock on a fully diluted basis).

     The Merger Agreement includes a negotiated and customary termination fee provision, pursuant to which a termination fee of $6,000,000 would be payable under limited circumstances.

     The foregoing summary is qualified in its entirety by reference to the Merger Agreement and the form of voting agreement, both of which are filed as exhibits hereto.

Item 7. Exhibits.

     (c)  The following exhibits are filed herewith:

2.1	Agreement and Plan of Merger dated as of August 29, 2002, among Admiralty Bancorp, Inc., RBC Centura Banks, Inc. and Royal Bank of Canada.

99.1	Form of Voting and Support Agreement dated August 29, 2002 between Royal Bank of Canada and certain stockholders of Admiralty Bancorp, Inc.

99.2	Press release dated August 29, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

ADMIRALTY BANCORP, INC.

Dated: September 6, 2002	By: /s/ Ward Kellogg

Name: Ward Kellogg Title: President and Chief Executive Officer

By: /s/ Kevin M. Sacket

Name: Kevin M. Sacket Title: Treasurer (Principal Financial Officer)

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated as of August 29, 2002, among Admiralty Bancorp, Inc., RBC Centura Banks, Inc. and Royal Bank of Canada.

99.1	Form of Voting and Support Agreement dated August 29, 2002 between Royal Bank of Canada and certain stockholders of Admiralty Bancorp, Inc.

99.2	Press release dated August 29, 2002.